Exhibit 99.1

Contact:

David C. Dreyer

Chief Financial Officer

Christopher Schwartz

Vice President, Investor Relations

866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE REPORTS FIRST QUARTER 2007 RESULTS

SAN DIEGO – (April 30, 2007) – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company, today reported revenue of $283.9 million and diluted earnings per share of $0.23 for the first quarter of 2007. Revenue for the first quarter increased 12% from the $254.3 million reported for the first quarter of 2006 and was up slightly from the $283.5 million reported for the fourth quarter of 2006. First quarter 2007 diluted earnings per share included the impact of two fewer calendar days in the quarter compared to prior quarter, and compared to $0.24 reported for the first quarter of 2006 and $0.29 reported for the fourth quarter of 2006.

“Overall we were pleased with our results, which came in at the upper end of our expectations for revenue and EPS,” said Susan R. Nowakowski, President and Chief Executive Officer. “Revenue growth compared to last year was driven by a healthy mix of increases in both volume and revenue per healthcare professional working. Demand was strong in all service segments, and we continued to see growth in our supply of new candidates. While we are facing some direct cost pressures, our team has been able to effectively manage our overall expense structure to deliver on our profitability targets,” added Nowakowski.

Gross profit for the first quarter of 2007 was $72.5 million, representing a 25.5% gross margin, compared to $68.3 million, or 26.9% gross margin, reported for the first quarter of 2006, and $74.3 million, or 26.2% gross margin, reported for the fourth quarter of 2006. The gross margin declined on a year over year basis due to higher housing and health insurance claims in the nurse and allied healthcare staffing segment and a shift in the mix of physician specialties in the locum tenens segment. In addition to these factors, gross margin declined on a sequential basis due to slightly higher wages for healthcare professionals along with a higher mix of lower margin government staffing business in the locum tenens staffing segment. Gross margins by business segment for the first quarter of 2007 were 23.3% for nurse and allied healthcare staffing, 25.2% for locum tenens staffing and 63.2% for physician permanent placement services.

Selling, general, and administrative (“SG&A”) expenses for the first quarter of 2007 were $53.1 million, as compared to $47.9 million for the first quarter of 2006 and $51.2 million for the fourth quarter of 2006. The increase in SG&A expenses compared to the prior year first quarter resulted primarily from higher employee and office expenses, which were in part due to recruitment-related investments to drive growth in all segments. The sequential increase in SG&A expenses were mainly a result of the favorable $2.9 million in adjustments to the professional liability insurance reserve recorded last quarter. As a percentage of revenue, SG&A expenses were 18.7% for the first quarter of 2007, 18.8% for the first quarter of 2006, and 18.1% for the fourth quarter of 2006.

Income from operations for the first quarter of 2007 was $16.8 million, representing 5.9% of revenue, as compared to $17.9 million, or 7.1% of revenue, reported in the first quarter of 2006, and $20.4 million, or 7.2% of revenue, reported in the fourth quarter of 2006. The decrease in operating margin as compared to the first and fourth quarters of 2006 was due primarily to a lower gross margin this quarter and relatively higher SG&A expenses as a percentage of revenue, as compared to the fourth quarter of 2006.

Net interest expense for the first quarter of 2007 was $3.3 million, as compared to $4.1 million in the first quarter of 2006, and $4.0 million in the fourth quarter of 2006. The decrease in net interest expense compared to the same quarter last year was due to a combination of reduced debt and lower imputed interest expense related to the acquisition of The MHA Group, Inc. The decrease in net interest expense from the prior quarter was due mainly to a reduction in outstanding debt.

The company generated $20.0 million in cash flow from operations during the first quarter of 2007 which, in addition to cash on-hand, was used in part to reduce debt by $3.9 million. Total debt outstanding at March 31, 2007 was $169.5 million, yielding a leverage ratio of 1.9 times. Weighted average diluted shares outstanding for the first quarter of 2007 were 35.3 million. During the quarter, the company implemented FASB Interpretation No. 48 (FIN 48), with an immaterial impact to the balance sheet and no impact to the income statement.

Revenue and Earnings Guidance for Second Quarter and Full Year 2007

Management expects revenue for the second quarter of 2007 to range from $289 million to $291 million and diluted earnings per share to range from $0.23 to $0.25. Management reaffirms its full year guidance, with revenue expected to range from $1.18 billion to $1.20 billion and diluted earnings per share expected to range from $1.10 to $1.14.

“Our estimated second quarter revenue reflects continued solid demand in all of our business lines, resulting in revenue growth in all three service segments,” said Nowakowski. “We expect gross margin improvement in the second quarter, and further improvements in the second half of the year. We will continue to manage SG&A so as to make investments needed to better serve our clients and continue driving strong revenue growth, while balancing the need to offset direct cost pressures where possible to achieve our full year earnings expectations,” added Nowakowski.

Company Summary

AMN Healthcare Services, Inc. is the largest temporary healthcare staffing company in the United States. The company is the largest nationwide provider of travel nurse staffing services, locum tenens staffing services (temporary physician staffing) and physician permanent placement services, and also a leading nationwide provider of allied healthcare staffing services. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare facilities throughout the United States.

Conference Call on May 1, 2007

AMN Healthcare Services, Inc.’s first quarter 2007 conference call will be held on Tuesday, May 1, 2007, at 11:00 a.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at www.amnhealthcare.com/investors. Please log in at least

10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 276-0005 in the U.S. or (612) 332-0725 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within four hours. Alternatively, a telephonic replay of the call will be available at 4:15 p.m. Eastern Time, and can be accessed until May 15, 2007 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 868751.

From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This earnings release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause the company’s actual results to differ materially from those implied by the forward-looking statements in this earnings release: the company’s ability to continue to recruit qualified temporary and permanent healthcare professionals at reasonable costs; the company’s ability to retain qualified temporary healthcare professionals for multiple assignments at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; changes in the timing of hospital, healthcare facility and physician practice group clients’ orders for temporary healthcare professionals; the general level of patient occupancy at hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which the company places temporary healthcare professionals; the company’s ability to successfully implement its strategic growth, acquisition and integration strategies; the company’s ability to leverage its cost structure; access to and undisrupted performance of the company’s management information and communication systems; the effect of existing or future government legislation and regulation; the company’s ability to grow and operate its business in compliance with legislation and regulations; the challenge to the classification of certain of the company’s healthcare professionals as independent contractors;

the impact of medical malpractice and other claims asserted against the company; the impact on the company’s earnings related to share-based payment awards due to changes in accounting rules; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy and maintain sufficient cash flow and capital structure to support its business; the loss of key officers and management personnel that could adversely affect the company’s ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this earnings release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and its Current Reports on Form 8-K. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this earnings release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006	% Chg
Revenue	$283,944	$254,265	11.7%
Cost of revenue	211,439	185,964	13.7%

Gross profit	72,505	68,301	6.2%

	25.5%	26.9%
Expenses:
Selling, general and administrative	53,051	47,892	10.8%
	18.7%	18.8%
Depreciation and amortization	2,629	2,466	6.6%

Total expenses	55,680	50,358	10.6%

Income from operations	16,825	17,943	-6.2%
	5.9%	7.1%
Interest expense, net	3,334	4,147	-19.6%

Income before income taxes	13,491	13,796	-2.2%
Income tax expense	5,297	5,495	-3.6%

Net income	$8,194	$8,301	-1.3%

	2.9%	3.3%
Basic and diluted net income per common share:
Basic net income per common share	$0.24	$0.26	-7.7%

Diluted net income per common share	$0.23	$0.24	-4.2%

Weighted average common shares outstanding - basic	34,638	32,095	7.9%

Weighted average common shares outstanding - diluted	35,283	34,712	1.6%

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended March 31,
	2007	% of Rev	2006	% of Rev
Revenue
Nurse and allied healthcare staffing	$199,975		$177,724
Locum tenens staffing	71,405		64,547
Physician permanent placement services	12,564		11,994

	$283,944		$254,265

Adjusted EBITDA(1)
Nurse and allied healthcare staffing	$13,731	6.9%	$14,950	8.4%
Locum tenens staffing	4,018	5.6%	4,293	6.7%
Physician permanent placement services	3,500	27.9%	2,533	21.1%

	21,249	7.5%	21,776	8.6%
Depreciation and amortization	2,629		2,466
Non-cash stock-based compensation	1,795		1,367
Interest expense, net	3,334		4,147

Income before income taxes	13,491		13,796
Income tax expense	5,297		5,495

Net income	$8,194		$8,301

	Three Months Ended March 31,
	2007		2006	% Chg
Gross Margin
Nurse and allied healthcare staffing	23.3%		24.8%
Locum tenens staffing	25.2%		26.4%
Physician permanent placement services	63.2%		60.1%

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (2)	7,031		6,607	6.4%
Revenue per traveler per day(3)	$316.02		$298.88	5.7%
Gross profit per traveler per day(3)	$73.56		$74.12	-0.8%

Locum tenens staffing
Days filled (4)	52,299		49,251	6.2%
Revenue per day filled(4)	$1,365.32		$1,310.58	4.2%
Gross profit per day filled(4)	$344.54		$346.99	-0.7%

(1)

Adjusted EBITDA represents net income plus interest expense (net of interest income), income taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with United States generally accepted accounting principles (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(2)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(3)	Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.
(4)	Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$10,221	$4,422
Accounts receivable, net	187,925	192,716
Deferred income taxes, net	23,289	26,275
Other current assets	13,831	12,442

Total current assets	235,266	235,855

Fixed assets, net	23,532	23,236
Goodwill, net	240,939	240,719
Intangible assets, net	115,341	116,389
Other assets	6,816	5,982

Total assets	$621,894	$622,181

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$868	$10,353
Accounts payable and accrued expenses	21,954	20,273
Accrued compensation and benefits	41,363	42,585
Income taxes payable	2,354	2,727
Current portion of notes payable	13,562	12,901
Deferred revenue	6,023	6,397
Other current liabilities	26,143	25,731

Total current liabilities	112,267	120,967

Notes payable, less current portion	155,958	160,479
Deferred income taxes, net	64,495	69,365
Other long-term liabilities	29,655	26,824

Total liabilities	362,375	377,635

Stockholders’ equity	259,519	244,546

Total liabilities and stockholders’ equity	$621,894	$622,181

AMN Healthcare Services, Inc.

Condensed Consolidated Cash Flow Statement

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2007	March 31, 2006
Net cash provided by operating activities	$19,963	$18,025
Net cash used in investing activities	(2,131)	(37,504)
Net cash (used in) provided by financing activities	(12,025)	10,703
Effect of exchange rates on cash	(8)	(14)

Net increase (decrease) in cash and cash equivalents	5,799	(8,790)
Cash and cash equivalents at beginning of period	4,422	19,110

Cash and cash equivalents at end of period	$10,221	$10,320